Exhibit 99.1

Hawthorn Bancshares Announces Increased Cash Dividend and Stock Dividend

Jefferson City, MO. — May 10, 2018 — Hawthorn Bancshares of Jefferson City, MO (NASDAQ: HWBK) announced today that its Board of Directors approved an increase in the quarterly cash dividend of $0.03 per share, or 42.9%, to a total of $0.10 per share, payable July 1, 2018 to shareholders of record at the close of business on June 15, 2018. Chairman David T. Turner stated, “Hawthorn shared with our staff a portion of the benefit from the reduced corporate tax rate resulting from the Tax Cuts and Jobs Act in the first quarter of this year and believes our shareholders should also benefit from the improved earnings to be realized.  Accordingly, the Board of Directors approved the increase in the dividend to $0.10 per share.” The Board also approved a special stock dividend of 4% payable July 1, 2018 to shareholders of record at the close of business on June 15, 2018.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com